THE GILLETTE COMPANY
                         EMPLOYEE STOCK OWNERSHIP PLAN

                          (Effective January 17, 1990)
                   (As Amended and Restated January 1, 1994)







                             THE GILLETTE COMPANY
                         EMPLOYEE STOCK OWNERSHIP PLAN

                               Table of Contents

PAGE

Article 1.  Introduction                                                     1
1.1.      Purpose and nature of Plan                                         1
1.2.      Effect of failure to qualify initially                             1

Article 2.  Definitions                                                      1
2.1.      "Administrator"                                                    1
2.2.      "Affiliated Company"                                               1
2.3.      "Annual Addition"                                                  2
2.4.      "Beneficiary"                                                      2
2.5.      "Board of Directors"                                               2
2.6.      "Break in Service"                                                 2
2.7.      "Change of Control"                                                2
2.8.      "Code"                                                             3
2.9.      "Company"                                                          3
2.10.     "Compensation"                                                     3
2.11.     "Computation Period"                                               3
2.12.     "Effective Date"                                                   3
2.13.     "Eligible Employee"                                                3
2.14.     "Employee"                                                         4
2.15.     "Employer"                                                         4
2.16.     "Employment Commencement Date"                                     4
2.17.     "Entry Date"                                                       4
2.18.     "ERISA"                                                            4
2.19.     "ESOP Loan"                                                        4
2.20.     "Hour of Service"                                                  4
2.21.     "Lender"                                                           5
2.22.     "Leveraged Stock"                                                  6
2.23.     "Limitation Year"                                                  6
2.24.     "Maximum Dollar Limitation"                                        6
2.25.     "Participant"                                                      6
2.26.     "Participating Employer"                                           6
2.27.     "Plan"                                                             6
2.28.     "Plan Quarter"                                                     6
2.29.     "Plan Year"                                                        6
2.30.     "Qualified Domestic Relations Order"                               6
2.31.     "Share of the Trust Fund"                                          6
2.32.     "Stock"                                                            7
2.33.     "Substantial Break"                                                7
2.34.     "Trust"                                                            7
2.35.     "Trust Fund"                                                       7
2.36.     "Trustee"                                                          7
2.37.     "Valuation Date"                                                   7




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2.38.     "Year of Service"                                                  7

Article 3.  Participation                                                    7
3.1.      Participation                                                      7
3.2.      Cessation of participation                                         8
3.3.      Breaks in participation                                            8

Article 4.  ESOP Loans & Leveraged Acquisitions                              8
4.1.      ESOP Loans                                                         8
4.2.      Use of ESOP Loan proceeds                                          8
4.3.      Liability and collateral on ESOP Loan                              8
4.4.      Default                                                            9
4.5.      Rate of interest                                                   9
4.6.      Release of collateral for ESOP Loan                                9

Article 5.  Contributions to the Trust                                     10
5.1.      Amount of Participating Employer contributions                   10
5.2.      Time of making Participating Employer contributions              10
5.3.      Trustee not responsible for determining amount of contributions  11
5.4.      Return of contributions                                          11
5.5.      No Employee contributions                                        11

Article 6.  Suspense Accounts and Participants' Accounts                   11
6.1.      Leveraged Stock suspense account                                 11
6.2.      Individual accounts                                              12
6.3.      Order of adjustments to accounts                                 12
6.4.      Adjustment for income, expenses, gain or loss                    13
6.5.      Allocations to accounts                                          13
6.6.      Limitations                                                      14
6.7.      Diversification of investments by certain Participants over age 5515
6.8.      Report to Participants                                           16

Article 7.  Vested Benefits                                                16
7.1.      Normal retirement                                                16
7.2.      Early retirement.                                                16
7.3.      Late retirement                                                  17
7.4.      Disability retirement                                            17
7.5.      Death                                                            17
7.6.      Qualified Layoff                                                 17
7.7.      Other termination of employment                                  17
7.8.      Election of former vesting schedule                              18
7.9.      Forfeitures                                                      18
7.10.     Adjustment                                                       19
7.11.     Designation of Beneficiary                                       19

Article 8.  Distribution of Benefits                                       20
8.1.      Form of distribution; in general                                 20
8.2.      Form of distribution; special rules                              21
8.3.      Notice to Trustee                                                22


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8.4.      Timing of distributions; minimum distribution requirements       22
8.5.      Put option                                                       23
8.6.      Right of first refusal                                           24
8.7.      No withdrawals                                                   24

Article 9.  Administration                                                 24
9.1.      Administrator                                                    24
9.2.      Powers of Administrator                                          25
9.3.      Claims and review procedures                                     25
9.4.      Examination of records                                           26
9.5.      Nondiscriminatory exercise of authority                          26
9.6.      Reliance on tables, etc.                                         26
9.7.      Withholding of tax                                               26
9.8.      Named Fiduciary                                                  27
9.9.      Indemnification of Administrator                                 27
9.10.     Costs of Administration                                          27

Article 10.  Concerning the Trust and the Trustee                          27
10.1.     Trust Fund                                                       27
10.2.     Tender or exchange offers                                        27
10.3.     Voting of Stock                                                  29

Article 11.  Top Heavy Provisions                                          29
11.1.     Definitions                                                      29
11.2.     Special contribution for top heavy plan years                    30
11.3.     Special top-heavy vesting                                        31
11.4.     Adjustment to limitation on Annual Additions                     31

Article 12.  Amendment and Termination                                     32
12.1.     Amendment                                                        32
12.2.     Termination                                                      32
12.3.     Distributions upon termination of the Plan                       32
12.4.     Merger or consolidation of Plan; transfer of Plan assets         33

Article 13.  Miscellaneous                                                 33
13.1.     Limitation of rights                                             33
13.2.     Nonalienability of benefits                                      33
13.3.     Payment under Qualified Domestic Relations Orders                33
13.4.     Information between Administrator and Trustee                    33
13.5.     Additional vesting rules                                         34
13.6.     Benefits payable to incapacitated individuals, etc.              34
13.7.     Governing law                                                    34


Appendix A                                                                 35


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                              THE GILLETTE COMPANY
                         EMPLOYEE STOCK OWNERSHIP PLAN
                          (effective January 17, 1990)
              (as amended and restated effective January 1, 1994)


Article 1.      Introduction.

        1.1. Purpose and nature of Plan. The purpose of this Plan is to enable participating Employees to share in the development of the Company and to provide them with an opportunity to accumulate capital for future economic security. The Plan is intended to do this without any deductions from the Participants' paychecks and without calling on the Participants to invest their personal savings. The Plan is intended to qualify as a stock-bonus plan under
Section 401(a) of the Code and as an employee stock ownership plan under
Section 4975(e) of the Code. The assets held in trust under the Plan will be invested primarily in Stock. Subject to the provisions of Sections 1.2, 5.4 and 13.3, no part of the corpus or income of the Trust maintained under the Plan will be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries.

        1.2. Effect of failure to qualify initially. Notwithstanding any other provision contained herein, but subject to Section 403(c)(2)(B) of ERISA, if the Internal Revenue Service determines that the Plan or the Trust does not initially qualify under Section 401 or 501 of the Code, or refuses in writing to issue a determination as to whether the Plan or Trust so qualifies, all assets then held under the Plan will be returned within one year after such determination or refusal to issue a determination to the Company. Upon such distribution the Plan will be considered to be rescinded and to be of no force or effect.


Article 2.      Definitions.

        Wherever used herein, a pronoun in the masculine gender includes the feminine gender, the singular includes the plural, and the following terms have the following meanings, unless a different meaning is clearly required by the context:

        2.1. "Administrator" means the Company acting through the Committee described in Article 9.

        2.2. "Affiliated Company" means (a) any corporation (other than the Company) after it becomes a member of a controlled group of corporations (as defined in Section 414(b) of the Code) with the Company, (b) any trade or business (other than the Company), whether or not incorporated, after it comes under common control (as defined in Section 414(c) of the Code) with the Company; (c) any trade or business (other than the Company) after that trade or business becomes a member of an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is also a member; or (iv) any other corporation, trade or business (other than the Company) after the date as of which it is required to be aggregated with the Company under the rules set forth pursuant to Section 414(o) of the Code. For purposes of applying Sections 414(b) and 414(c) of the Code to Section 6.6, relating to limitations on annual additions, the special rule of Section 415(h) of the Code shall apply.

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        2.3.    "Annual Additions" when used with respect to contributions or allocations under this Plan, means, in the case of any Participant in any Limitation Year, (a) the Participant's allocable share of all contributions made for such year under Section 5.1(a), plus (b) that portion of the contributions made under Section 5.1(b) which is allocated to the Participant's account for such year, plus (c) any forfeitures allocated to the Participant's account for such year under Section 6.5, subject in each case to any adjustments for employee stock ownership plans which may be appropriate under
Section 415(c)(6) of the Code.  For purposes of applying the provisions of
Section 415 of the Code to Annual Additions under the Plan, all dividends on shares of Stock acquired with an ESOP Loan which are applied toward loan repayments shall be treated as having been applied in their entirety, first, to payments of principal, and only if any dividends remain, to payments of interest. When used with respect to contributions or allocations under any other plan maintained by the Employer, the term "Annual Addition" has the meaning given it in Section 415(c)(2) of the Code, subject to the special rules set forth under Section 415(c)(6) of the Code.

        2.4.    "Beneficiary" means the person or persons entitled under
Section 7.10 to receive benefits under the Plan upon the Participant's death.

        2.5. "Board of Directors" means the Board of Directors of the Company. The Board of Directors may designate a person or persons (including a committee) to carry out any fiduciary responsibilities of the Company or the Board under the Plan, any such designation to be made in accordance with
Section 405 of ERISA.

        2.6. "Break in Service" means, subject to Section 2.20(d), a Computation Period during which an Employee or Participant has not completed more than 500 Hours of Service; provided, that a Break in Service shall not include a Computation Period in which the Participant did not complete more than 500 Hours of Service due to (a) an approved leave of absence due to illness or otherwise, or (b) a quit because of pregnancy or illness, provided the Employee is re-hired within one year from the date of the quit. Notwithstanding anything contained in the foregoing provisions of this Section, an Employee or Participant shall not incur a Break in Service on account of a leave of absence covered by the Family and Medical Leave Act of 1993 and the regulations thereunder.

        2.7. "Change of Control" means the happening of any one of the following events:

             (a) Any person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act"), other than the Company or any of its subsidiaries, has become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of 20% or more of the combined voting securities;

             (b) A tender offer or exchange offer, other than an offer by the Company, pursuant to which shares of the Company's common stock have been purchased;

             (c) The stockholders of the Company have approved an agreement to merge or consolidate with or into another corporation and the Company is not the surviving corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation); or

           (d) During any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company cease for any reason to constitute at least a majority thereof. For this purpose, new directors who were elected, or nominated (or approved for


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nomination in the case of nomination by a Committee of the Board of Directors)
for election by shareholders of the Company, by at least two thirds of the directors then still in office who were, or are deemed to have been directors at the beginning of the period, shall be deemed to have been directors at the beginning of the period.

        2.8. "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

        2.9. "Company" means The Gillette Company, a Delaware corporation, and any successor to all or a major portion of its assets or business which assumes the obligations of the Company under the Plan.

        2.10. "Compensation" means the Participant's wages, salaries, fees for professional services and other amounts received for services actually rendered in the course of employment with the Employer, but does not include amounts which are excluded from the definition of compensation provided by the Treasury regulations promulgated under Section 415 of the Code. The Compensation taken into account for any Plan Year with respect to each Participant shall not exceed the dollar limitation prescribed for such Plan Year by Section 401(a)(17) of the Code.

        2.11. "Computation Period" means (a) in determining whether an Employee has completed a Year of Service or Break in Service when such terms are used with reference to eligibility to become a Participant, the 12-consecutive month period beginning with Employee's Employment Commencement Date, the first Plan Year beginning after such Employment Commencement Date, and each successive Plan Year or (b) in determining whether an Employee has completed a Year of Service or a Break in Service when such terms are used with reference to vesting, forfeitures, or eligibility for early or disability retirement, each Plan Year (except that for purposes of determining Years of Service for vesting purposes, Plan Years ending prior to the Effective Date shall not be taken into account).

        2.12.   "Effective Date" means January 17, 1990.

        2.13. "Eligible Employee" means any Employee who is employed by a Participating Company in either a Regular or Regular Reduced Hour employment status. The term "Eligible Employee" shall not include any (a) Employee who is covered by a collective bargaining agreement as to which retirement benefits were the subject of good faith bargaining, unless such agreement provides for participation in this Plan, (b) Employee whose last day of active service occurred prior to July 1, 1990 and who received termination settlement benefits under the Company's termination settlement program, (c) "leased employee" (as defined in Section 414(n) of the Code) or (d) Employee who is employed in a Part Time Merchandiser employment status.

        2.14. "Employee" means any individual who is employed by the Employer, including, to the extent required under Section 414(n) of the Code, a "leased employee" (as defined in Section 414(n) of the Code) performing services for the Employer.

        2.15.   "Employer" means the Company and all Affiliated Companies.

        2.16. "Employment Commencement Date" means, in the case of each Employee, the date on which the Employee first performs an Hour of Service or, in the case of an Employee who has a

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Substantial Break, the date on which the
Employee first performs an Hour of Service after such Substantial Break.

        2.17.   "Entry Date" means the first day in each Plan Quarter.

        2.18. "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended, and any successor statute or statutes of similar import.

        2.19. "ESOP Loan" means a loan for a definite term to the Plan, either made by one or more of the Participating Employers or guaranteed by one or more of the Participating Employers, in accordance with Article 4.

        2.20.   "Hour of Service means, with respect to an Employee,

             (a) each hour for which the Employee is directly or indirectly paid, or entitled to payment, for the performance of duties for the Employer, each such hour to be credited to the Employee for the Computation Period in which the duties were performed;

             (b) each hour for which the Employee is directly or indirectly paid, or entitled to payment, by the Employer for reasons (such as vacation, sickness or disability) other than the performance of duties, each such hour to be credited to the Employee for the Computation Period in which no duties are performed to which the payment relates;

             (c) each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Employer, each such hour to be credited to the Employee for the Computation Period to which the award or agreement pertains, rather than the Computation Period in which the award, agreement or payment is made; and

             (d) solely for purposes of determining whether a Break in Service has occurred, each noncompensated hour during a period of absence from the Employer, (i) by reason of the Employee's pregnancy, (ii) by reason of the birth of the Employee's child, (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee, or
(iv) for purposes of caring for such child for a period beginning immediately following such birth or placement, subject to the following special rules:

             (1) all such Hours of Service shall be credited only in the Computation Period in which the absence begins, except that if such Hours of Service need not be credited in that Computation Period to prevent a Break in Service with respect to such Computation Period and the qualifying absence continues into the next following Computation Period then the Hours of Service for such absence will be credited in such following Computation Period;

             (2)  no Hour of Service shall be credited under this subsection
(d) unless the Employee furnishes the Administrator with such information as the Administrator may reasonably require (in such form and at such time as the Administrator may reasonably require) establishing that the absence from work is an absence described in this subsection (d) and the number of days for which the absence lasted; and

                (3) in no event shall more than 501 Hours of Service be credited to an Employee hereunder on account of any single continuous period of absence.

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        In the case of an Employee whose compensation is based upon the number of hours actually worked, Hours of Service shall be calculated and credited to Computation Periods based upon the actual number of hours paid for the performance of duties (pursuant to subsection (a) above) or for other reasons (pursuant to subsection (b) above), the number of hours of regularly scheduled work to which a back pay award described in subsection (c) above relates, or the number of hours of regularly scheduled work to which an uncompensated absence described in subsection (d) above relates, as the case may be.

        In the case of an Employee, other than an Eligible Employee, whose compensation is not based upon the number of hours actually worked, Hours of Service shall be calculated and credited to Computation Periods based upon the number of regularly scheduled work hours for the applicable payroll period or periods to which the payment (for the performance of duties or otherwise), back pay award or uncompensated absence described in subsection (d) above relates. In the case of an Eligible Employee whose compensation is not based upon the number of hours actually worked, Hours of Service shall be calculated and credited to Computation Periods based upon the following equivalencies for the applicable payroll period or periods to which the payment (for the performance of duties or otherwise), back pay award or uncompensated absence described in subsection (d) above relates:

Payroll Period Frequency                        Credited Hours of Service

Weekly                                                    45
Bi-weekly                                                 90
Semi-monthly                                              95
Monthly                                                  190

        2.21. "Lender" means any person, including a Participating Employer, making an ESOP Loan to the Plan in accordance with Article 4.

        2.22. "Leveraged Stock" means Stock which has been acquired by the Plan by means of an ESOP Loan in accordance with Article 4.

        2.23.   "Limitation Year" means the Plan Year.

        2.24. "Maximum Dollar Limitation" means $30,000 or, if greater, one-fourth of the limitation in effect for the Limitation Year under Section 415(b)(1)(A) of the Code.

        2.25. "Participant" means any individual who participates in the Plan in accordance with Article 3.

        2.26. "Participating Employer" means the Company or any other Employer which is listed in Appendix A attached hereto or which adopts the Plan with the approval of the Board of Directors.

        2.27. ""Plan" means The Gillette Company Employee Stock Ownership Plan as set forth herein, together with any and all amendments and supplements hereto.

        2.28. "Plan Quarter" means any of the calendar quarters beginning January 1, April 1, July 1 or October 1 of each year.

        2.29.   "Plan Year" means the calendar year.

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       2.30.   "Qualified Domestic Relations Order" means any judgment, decree or order (including approval of a property settlement agreement) which

             (a) relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of a Participant;

             (b) is made pursuant to a state domestic relations law (including a community property law);

             (c) does not require the distribution of amounts with respect to a Participant prior to the time the Participant has attained a nonforfeitable interest in such amounts under the Plan; and

           (d) constitutes a "qualified domestic relations order" within the meaning of Code Section 414(p) and ERISA Section 206(d)(3)(B).

A judgment, decree or order will not fail to be a Qualified Domestic Relations Order merely because it requires a distribution to an alternate payee (or the segregation of accounts pending distribution to an alternate payee) before the affected Participant is otherwise entitled to a distribution under this Plan.

        2.31. "Share of the Trust Fund" means, in the case of any Participant, that portion of the Trust's assets which is credited to the account of the Participant in accordance with Article 6 of the Plan.

        2.32. "Stock" means the common stock or convertible preferred stock of the Company that constitutes "employer securities" within the meaning of
Section 409(l) of the Code.

        2.33. "Substantial Break" means, in the case of any Employee or Participant who has no vested right in his Share of the Trust Fund, a series of five or more consecutive Breaks in Service.

        2.34. "Trust" means The Gillette Company Employee Stock Ownership Trust established under separate instrument as of the Effective Date by the Company and the Trustee, together with any and all amendments and supplements thereto.

        2.35. "Trust Fund" means the property held in trust by the Trustee for the benefit of Participants and their Beneficiaries.

        2.36. "Trustee" means the person or persons who have executed this Agreement as trustee or trustees of the Trust, any successor trustee or trustees, and any additional trustee or trustees.

        2.37. "Valuation Date" means the last business day of each Plan Quarter and such other day or days as may be specified as Valuation Dates by the Administrator.

        2.38. "Year of Service" means, with respect to any Employee or Participant, a Computation Period during which the Employee has completed more than 500 Hours of Service, subject to the following rules:

             (a) in the case of any Employee or Participant who has a Substantial Break, any Year of Service before such Substantial Break will be disregarded;

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             (b)  in the case of a Participant who has five consecutive Breaks in Service, for purposes of determining the nonforfeitable percentage of the Participant's Share of the Trust Fund derived from contributions which accrued before such Breaks in Service, all Years of Service after such Breaks in Service will be disregarded; and

             (c) solely for purposes of determining a Participant's Years of Service for vesting purposes under Articles 7 and 11, any Years of Service completed prior to the Effective Date will be disregarded.


Article 3.      Participation.

        3.1. Participation. Any individual who had completed one Year of Service prior to January 1, 1990 and who is an Eligible Employee on the Effective Date shall become a Participant on the Effective Date. An individual not described in the preceding sentence will become a Participant on the Entry Date coinciding with or next following the later of the Effective Date or the date on which the individual completes one Year of Service, provided the individual is an Eligible Employee on such Entry Date.

        3.2. Cessation of participation. A Participant will cease to be a Participant as of the earlier of (a) the date on which the Participant ceases to be an Eligible Employee, or (b) the date on which the Plan terminates. However, a former Participant shall continue to be treated as a Participant for purposes of Articles 6 (except for Sections 6.3(b), 6.3(c) and 6.5), 7, 8, 9, 10, 12, and 13 so long as the former Participant continues to have a Share of the Trust Fund.

        3.3. Breaks in participation. If an individual who has ceased to be a Participant pursuant to Section 3.2 again becomes an Eligible Employee, the individual will again become a Participant on the Entry Date coinciding with or next following the date on which the individual again completes an Hour of Service as an Eligible Employee.


Article 4.      ESOP Loans & Leveraged Acquisitions.

        4.1. ESOP Loans. This Plan and Trust, acting through the Trustee, may, from time to time as directed by the Company, enter into an ESOP Loan, which ESOP Loan may either be made by one or more of the Participating Employers to the Plan or made by another Lender to the Plan and guaranteed by one or more of the Participating Employers. An ESOP Loan may be a direct loan of cash, a purchase-money transaction or an assumption of an obligation of the Plan.

        4.2. Use of ESOP Loan proceeds. Within a reasonable time after the receipt of the proceeds from an ESOP Loan, such proceeds will be used by the Trustee in one or more of the following ways, as directed by the Company:

           (a) to acquire Stock at or below fair market value either from a Participating Employer, from any other party or upon the open market;

           (b)  to prepay such ESOP Loan; or

           (c)  to repay a prior ESOP Loan.

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       Leveraged Stock may not be subject to a call or other option, or buy-
sell or similar arrangement, while held by or when distributed from the Plan, except as permitted by Sections 409(h), 409(l) and 4975 of the Code and any regulations thereunder. The preceding sentence shall continue to apply regardless of whether the Plan remains an employee stock ownership plan within the meaning of Section 4975 of the Code and regardless of whether the ESOP Loan, the proceeds of which were used to acquire such Stock, remains outstanding.

        4.3.    Liability and collateral on ESOP Loan.

             (a) An ESOP Loan shall be without recourse against the Plan. The only asset of the Plan which may be given as collateral is Stock which was either acquired with the proceeds of the ESOP Loan or used as collateral on a prior ESOP Loan repaid with the proceeds of the ESOP Loan.

             (b) No person entitled to payment under the ESOP Loan may be given any rights to assets of the Plan other than (i) the collateral given for the Loan, (ii) cash contributions made to the Plan pursuant to Section 5.1 in order for it to meet its obligations under the ESOP Loan, (iii) earnings attributable to such collateral and the investment of such cash contributions, and (iv) such other assets, if any, to which recourse may be permitted under
Section 4975 of the Code.

             (c) Payments of principal or interest on any ESOP Loan may be made from any one or more of the following sources, as directed by the
Administrator: (i) cash contributions made to the Plan to make payments under the ESOP Loan, (ii) earnings attributable to the investment of such contributions, (iii) dividends received by the Trust with respect to Stock acquired with the proceeds of the ESOP Loan (and earnings thereon), (iv) the proceeds from a subsequent ESOP Loan, or (v) the proceeds from the disposition of Stock acquired with the proceeds of the ESOP Loan (or a prior ESOP Loan repaid by the proceeds of the ESOP Loan).

        4.4. Default. In the event of default on an ESOP Loan, the value of Plan assets transferred in satisfaction of the ESOP Loan must not exceed the amount of default. If a Participating Employer or any disqualified person (within the meaning of Section 4975 of the Code) is the Lender, the ESOP Loan must provide for a transfer of Plan assets on default only upon, and to the extent of, the failure of the Plan to meet the payment schedule of the ESOP Loan.

        4.5. Rate of interest. The rate of interest on an ESOP Loan shall not be in excess of a reasonable rate.

        4.6. Release of collateral for ESOP Loan. If Stock held by the Plan is used as collateral for an ESOP Loan, the ESOP Loan must provide for the release of the Stock as provided in either (a) or (b):

           (a) For each Plan Year during the duration of the ESOP Loan, the number of shares of Stock released shall equal the number of shares then encumbered under the ESOP Loan multiplied by a fraction, the numerator of which is the amount of principal and interest paid on the ESOP Loan for such Plan Year, and the denominator of which is the sum of the numerator plus the principal and interest to be paid under the ESOP Loan for all future years.
The number of future years under the ESOP Loan must be definitely ascertainable and shall be determined without taking into account extensions or renewal
periods.   If a variable interest rate is used, the interest to be paid in future years shall be computed by using the rate applicable as of the end of the Plan Year. Where ESOP Loan payments for a Plan Year are

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made in semiannual
or more frequent ("periodic") installments, the shares of Stock required to be released for the Plan Year will likewise be released in periodic installments reflecting such payments. The number of shares released in those installments representing payments other than the last periodic payment in any Plan Year shall be determined, in the case of each such payment, by reference to the principal and interest amounts included in such payment and by determining future payments on the basis of the interest rate applicable at the time of such payment. The number of shares released in the last installment for the Plan Year shall be the total number of shares required to be released for the Plan Year less the number of shares released in prior installments during the Plan Year.

           (b) Release of Stock from encumbrance may instead be determined solely by reference to principal payments made during the Plan Year, provided:
(i) the ESOP Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for 10 years; (ii) the interest element included in any ESOP Loan payment is disregarded only to the extent it would be determined to be interest under standard loan amortization tables; and (iii) the method of release provided in this paragraph (b) is not used from the time that, by reason of a renewal, extension or refinancing, the sum of the expired duration of the ESOP Loan, the renewal period, the extension period, and the duration of the new ESOP loan exceeds 10 years.

If collateral for a given ESOP Loan includes more than one class of securities, the number of securities of each class to be released for a Plan Year must be determined by applying the same fraction to each class.


Article 5.      Contributions to the Trust.

        5.1.    Amount of Participating Employer contributions.

           (a) For each Plan Year during which an ESOP Loan is outstanding, each Participating Employer shall contribute to the Trust amounts equal to its share of the total amount of principal and interest due on such ESOP Loan which is not paid from other sources. Such contribution shall be made in cash unless the ESOP loan is a purchase-money loan from a Participating Employer to the Plan, in which case such contribution may be in the form of a forgiveness of indebtedness by such Employer.

           (b) Each Participating Employer may contribute, in addition to any amount required by paragraph (a) above, an additional amount to the Trust for any Plan Quarter. Such contribution may be made either in Stock or in cash to be invested in Stock. In no event will such additional Participating Employer contribution for any Plan Quarter cause the total Participating Employer contribution to exceed the maximum amount which the Participating Employer is permitted to deduct for federal income tax purposes, including amounts deductible under the carryover provisions of the Code. Every such additional contribution hereunder is hereby conditioned on deductibility under Section 404 of the Code.

        In no event will such additional Participating Employer contribution be in an amount which would cause the Annual Addition under the Plan for any Participant to exceed the amount permitted under Section 6.6.

        5.2.    Time of making Participating Employer contributions.

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          (a)  The Participating Employers will make the contributions required under Section 5.1(a) in such installments as are necessary to enable the Trust to pay timely amounts of principal and interest due under an ESOP Loan which are not paid from other sources.

           (b) Each Participating Employer will make any additional contributions made for a Plan Quarter under Section 5.1(b) directly to the Trustee not later than the time prescribed by law (including extensions thereof) for filing its federal income tax return for its taxable year ending with or in which ends the Plan Year containing such Plan Quarter.

        5.3. Trustee not responsible for determining amount of contributions. The Trustee will have no authority or responsibility to inquire into the correctness of the amounts contributed and paid over to the Trustee, or to determine whether any contribution is payable under this Article 5.

        5.4. Return of contributions. If a contribution by a Participating Employer to the Trust is

           (a)  made by reason of a good faith mistake of fact, or

           (b) in the case of additional Participating Employer contributions made under Section 5.1(b), believed by the Participating Employer in good faith to be deductible under Section 404 of the Code, but the deduction is disallowed, the Trustee shall, upon direction by the Participating Employer, return to the Participating Employer the excess of the amount contributed over the amount, if any, that would have been contributed had there not occurred a mistake of fact or a mistake in determining the deduction. Such excess shall be reduced by amounts attributable thereto which have been credited to the accounts of Participants who have since received a distribution from the Trust, except to the extent such amounts continue to be credited to such Participants' accounts at the time the excess is returned to the Participating Employer. Such excess shall also be reduced by the losses of the Trust attributable thereto, if and to the extent such losses exceed the gains and income attributable thereto. In no event shall the return of a contribution hereunder cause the balance of the individual account of any Participant to be reduced to less than the balance which would have been credited to the account had the mistaken or nondeductible amount not been contributed. No return of a contribution hereunder shall be made more than one year after the mistaken payment of the contribution, or disallowance of the deductions, as the case may be. The Trustee will have no authority or responsibility to inquire into the correctness of the amounts of any contributions returned under this Section, or to determine whether any return of a contribution should be made under this Section.

        5.5. No Employee contributions. No Employee will be required or permitted to make contributions to the Plan.


Article 6.      Suspense Accounts and Participants' Accounts.

        6.1. Leveraged Stock suspense account. The Administrator will direct the Trustee to establish and maintain a Leveraged Stock suspense account for shares of Leveraged Stock which have not been allocated to the individual accounts of Participants. All Leveraged Stock will be credited to the Leveraged Stock suspense account at the time it is purchased. The Administrator

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will direct the Trustee to use amounts received as dividends with respect to Stock, and earnings thereon, to pay principal or interest on an ESOP Loan, to the extent permitted by law.

        With respect to each payment under an ESOP Loan, the Administrator will direct the Trustee to release from the Leveraged Stock suspense account

           (a) that number of shares of Leveraged Stock which has been released from encumbrance with respect to such payment in accordance with
Section 4.6, and

           (b) if the Leveraged Stock suspense account holds shares of Leveraged Stock which are not pledged as collateral for an ESOP Loan, that number of shares of such Stock which would have been required to be released under Section 4.6(a) (or Section 4.6(b) if the Company so designates at the time the ESOP Loan is entered into) had such Stock been pledged as collateral for the ESOP Loan through which such Stock was financed.

The Administrator will direct the Trustee to use amounts received as dividends with respect to Stock allocated to the accounts of Participants to make payments of principal or interest on an ESOP Loan, to the extent permitted by law. If dividends with respect to Stock allocated to the accounts of Participants are used to make payments of principal or interest on an ESOP Loan, then that number of shares of Leveraged Stock with a fair market value equal to the amount of such dividends shall be allocated to the accounts of such Participants for the Plan Quarter for which such dividends would otherwise have been allocated to such account. Any shares of Leveraged Stock released from the Leveraged Stock suspense account which are not otherwise allocated under this paragraph shall be allocated and credited to the accounts of Participants in accordance with Section 6.5.

        6.2. Individual accounts. The Administrator will establish and maintain an account for each Participant which will reflect

           (a) his share of (i) the Stock released from the Leveraged Stock suspense account in accordance with Section 6.1, (ii) any additional Participating Employer contribution made in accordance with Section 5.1(b), and
(iii) any forfeitures arising under the Plan, and

           (b) his share of any income, expenses, and gain or loss of the Trust Fund.

The Administrator will establish and maintain such other accounts and records (if any) as the Administrator decides, in the Administrator's discretion, to be reasonably required in order to discharge the Administrator's duties under the Plan.

        6.3. Order of adjustments to accounts. As of each Valuation Date, the Administrator will:

           (a) first, adjust the balances in the individual accounts of Participants (including Beneficiaries) to reflect the current value of the assets of the Trust Fund as provided in Section 6.4;

           (b) second, (i) in the case of a Valuation Date occurring on the last business day of a Plan Quarter during which no shares of Stock were released from the Leveraged Stock suspense account, adjust the individual accounts of Participants on a provisional basis to reflect the notional allocation described in Section 6.5(a)(i), or (ii) in the case of a Valuation Date occurring on the last business day of a Plan Quarter during which shares of Stock were


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released from the Leveraged Stock suspense account, credit such shares in accordance with Section 6.5;

           (c) third, credit additional Participating Employer contributions and forfeitures, if any, which are to be credited as of such Valuation Date in accordance with Section 6.5; and

           (d) fourth, charge to the individual accounts all payments or distributions, if any, made from such accounts as of such Valuation Date.

In the case of a Valuation Date other than the last business day of a Plan Quarter, the Administrator may, if appropriate because distributions are to be made, adjust only a specified account or accounts.

        6.4.    Adjustment for income, expenses, gain or loss.

           (a) Except as otherwise provided in Sections 6.4(b) and 6.4(c), in adjusting the individual accounts under Section 6.3(a) to reflect the current value of the assets of the Trust Fund, the Administrator will allocate to such accounts, in proportion to the balances therein immediately prior to such adjustment, an amount equal to the income and expenses of the Trust and of the gain and loss (realized and unrealized) on such assets credited to all such accounts, valued at their fair market value.

           (b) The amounts allocated under this Section 6.4 for any period will not include (1) any Participating Employer contributions for such period or any income, expenses, gain or loss attributable to such contributions, or
(2) any assets held in the Leveraged Stock suspense account, or any income, expenses, gain or loss on such assets, until after such assets have been released from the Leveraged Stock suspense account and allocated to individual accounts in accordance with Section 6.3(b).

           (c) The Administrator will adjust the individual accounts separately for each investment option elected under Section 6.7 to reflect the current value of the assets of the Trust Fund held in such investment option.

        6.5.    Allocations to accounts.

           (a) For any period during which an ESOP Loan is outstanding, Stock released from the Leveraged Stock suspense account will be allocated and credited as follows:

             (i) For each Plan Quarter during which no Stock is released from the Leveraged Stock suspense account, the Administrator will determine a notional allocation estimated on an assumption of ESOP Loan payments made quarterly. For purposes of this notional allocation, the Administrator will assume that shares available for allocation are first applied in accordance with Section 6.1, with the remainder

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allocated equally (on a per capita basis)
among the accounts of qualified individuals (as hereinafter defined).

             (ii) With respect to each other Plan Quarter, shares of Stock released from the Leveraged Stock suspense account will first be allocated in accordance with the notional allocations determined by the Administrator for preceding Plan Quarters (taking into account only such Plan Quarters as commenced after the last release of shares). Any remaining shares shall first be allocated in accordance with Section 6.1, with the remainder allocated equally (on a per capita basis) among the accounts of qualified individuals.

           (b) As of the last business day of each Plan Quarter (whether or not an ESOP Loan is then outstanding), additional contributions, if any, made by Participating Employers for such Plan Quarter (adjusted for income, expenses, gain or loss), plus any forfeitures which occurred during such Plan Quarter and which are to be reallocated to the accounts of Participants under
Section 7.9, will be allocated by the Administrator equally (on a per capita basis) among the accounts of qualified individuals.

           (c) For purposes of paragraphs (a) and (b) above, an individual is a "qualified individual" for a Plan Quarter if such individual is a Participant on the last business day of such Plan Quarter.

           (d) Notwithstanding the preceding provisions of this Section 6.5, no allocation of shares released from the Leveraged Stock suspense account and no notional allocation of such shares shall be made with respect to Plan Quarters commencing prior to July 1, 1990. All allocations to a Participant's account of Stock released from the Leveraged Stock suspense account shall be in non-monetary units reflecting the Participant's interest in such Stock.

        6.6.    Limitations.

           (a) Notwithstanding any other provisions of the Plan, the Annual Addition to a Participant's account under the Plan for any Limitation Year, when aggregated with the Annual Additions to the Participant's accounts under all other defined contribution plans (if any) maintained by the Employer, must not exceed the lesser of (i) the Maximum Dollar Limitation or (ii) 25 percent of the Participant's Compensation for such Limitation Year.

           (b) To the extent necessary to satisfy the limitation of subsection (a) above (after first reducing the Annual Additions under The Gillette Company Employees' Savings Plan and any other defined contribution plans maintained by the Employer), the contribution under this Plan otherwise allocable to the Participant's account for the applicable Limitation Year shall be allocated instead to the accounts of other Participants. If said limitation cannot be satisfied by eliminating the Participating Employer's contribution allocable to the Participant's account for such Limitation Year, the forfeitures which would otherwise be allocated to the Participant's account will be reduced to the extent necessary to satisfy said limitation, and the amount of the reduction will be allocated to the accounts of other Participants not affected by said limitation. In each case, such allocations will be made equally (on a per capita basis), except that the amount allocated to each Participant's account must satisfy the limitation of this Section with respect to that Participant. If, after reallocation of forfeitures as aforesaid, there is any amount of contributions or forfeitures for the Limitation Year which cannot be allocated to the accounts of Participants because of the aforesaid limitations, the excess amount shall be held in a suspense account for allocation to the accounts of Participants at the earliest time that such allocation can be made within the limitation of subsection (a) above.

           (c) If, as a result of the allocation of forfeitures, a reasonable error in estimating a Participant's Compensation, or such other facts and circumstances as may be permitted by the Internal Revenue Service, amounts previously credited to a Participant's account have caused his Annual Addition to exceed the limitations of this Section for a Limitation Year, the Participant's account shall be reduced by the amount of the excess, and such excess shall be


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allocated and reallocated to the accounts of other Participants equally (on a per capita basis), except that the amount allocated to each Participant's account must satisfy the limitations of this Section with respect to that Participant. If, after reallocation as aforesaid, there is any amount for the Limitation Year which cannot be allocated to the accounts of Participants because of the aforesaid limitations, the excess amount shall be held unallocated in the suspense account described in Section 6.6(b) above for allocation to the accounts of Participants at the earliest time that such allocation can be made within the limitations of this Section; provided, however, that any excess amounts described in this subsection (c) must be used, to the extent consistent with the qualification of the Plan and any ESOP Loan, to reduce Employer contributions to the Plan for the next Limitation Year (and succeeding Limitation Years, as necessary) for all Participants. No excess amount described in this subsection may be distributed to Participants or former Participants while it is held in a suspense account pending reallocation.

           (d) In the case of a Participant who also participates in a defined benefit plan maintained by an Employer, the Annual Addition under the Plan for a Limitation Year will, if necessary (after first reducing the Participant's benefit under the defined benefit plan), be further limited in the manner described above so that the sum of the Participant's "defined contribution fraction" (as determined under Section 415(e) of the Code and the regulations promulgated thereunder, including, if elected, the special transition rule of Section 415(e)(6) of the Code and subject to the provisions of Section 235(g)(3) of the Tax Equity and Fiscal Responsibility Act of 1982 and Section 1106(i)(6) of the Tax Reform Act of 1986) and the Participant's "defined benefit plan fraction" (as determined under Section 415(e) of the Code and the regulations promulgated thereunder) for such Limitation Year does not exceed 1.0.

  6.7.    Diversification of investments by certain Participants over age 55.


          (a) Each qualified Participant may elect, within 90 days after the close of each Plan Year in the qualified Participant's qualified election period, to direct the Administrator who in turn shall direct the Trustee as to the investment of up to and including 25 percent of the qualified Participant's Share of the Trust Fund (reduced in accordance with Section 401(a)(28) of the Code and regulations thereunder). With respect to the last Plan Year in a qualified Participant's qualified election period, the preceding sentence shall be applied by substituting "50 percent" for "25 percent."

           (b) The Administrator shall direct the Trustee to make at least three investment options (not inconsistent with regulations prescribed by the Secretary of the Treasury) available to each qualified Participant making an election under Section 6.7(a) and within 90 days after the close of the period during which the election may be made, the portion of the qualified Participant's Share of the Trust Fund covered by the election shall be invested in accordance with the election.

           (c) For purposes of this Section, the term "qualified Participant" means any Employee who has completed at least 10 years of participation under the Plan and has attained age 55; and an individual's "qualified election period" shall be the period consisting of the six consecutive Plan Years beginning with the first Plan Year in which the individual first became a qualified Participant.

           (d) The Administrator shall select the investment options described in Section 6.7(b) above and shall communicate each such option to any qualified Participant who may make an

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election under Section 6.7(a).  The
Trustee shall be under no responsibility with respect to such investment options other than to follow the directions of the Administrator regarding the directions of qualified Participants.

        6.8. Report to Participants. The Administrator, at least annually, will determine each Participant's Share of the Trust Fund and report the same in writing to the Participant concerned.


Article 7.      Vested Benefits.

        7.1. Normal retirement. Upon attainment of normal retirement age while an Employee, each Participant will have a fully vested and nonforfeitable interest in 100% of the Participant's Share of the Trust Fund. For purposes of this Article 7, "normal retirement age" means the later of (a) the date the Participant attains age 65, or (b) the fifth anniversary of the time the Participant first performs an Hour of Service. Retirement by a Participant described in this Section 7.1 from the service of his Participating Employer upon attaining normal retirement age is referred to as a normal retirement. In the event of a normal retirement, the Participant will be entitled to receive his Share of the Trust Fund determined as of the Valuation Date coinciding with or immediately preceding the date distributions are to be made to him in accordance with Article 8 below.

        7.2. Early retirement. A Participant who qualifies for an early retirement while an Employee will have a fully vested and nonforfeitable interest in 100% of the Participant's Share of the Trust Fund. For purposes of this Article 7, a Participant will qualify for "early retirement" if (a) he has attained age 55 while an Employee and has completed ten years of service, or
(b) he has attained age 50 while an Employee and the sum of his attained age and years of service equals or exceeds 80. Solely for purposes of the preceding sentence, "service" shall be determined on the same basis as for purposes of determining eligibility for early retirement under The Gillette Company Retirement Plan. In the event of an early retirement, the Participant will be entitled to receive his Share of the Trust Fund determined as of the Valuation Date coinciding with or immediately preceding the date distributions are to be made to him in accordance with Article 8 below.

        7.3. Late retirement. If a Participant continues in the service of a Participating Employer after attaining normal retirement age, the Participant will continue to have a fully vested and nonforfeitable interest in 100% of the Participant's Share of the Trust Fund. Such Participant will continue to participate in the Plan, but will not be entitled to a distribution until the date he establishes with his Participating Employer for his retirement. Such retirement is referred to as a late retirement. In the event of a late retirement, the Participant will be entitled to receive his Share of the Trust Fund determined as of the Valuation Date coinciding with or immediately preceding the date distributions are to be made to him in accordance with
Article 8 below.

        7.4. Disability retirement. A Participant who qualifies for a total and permanent disability retirement will have a fully vested and nonforfeitable interest in 100% of the Participant's Share of the Trust Fund. For purposes of this Article 7, a Participant shall qualify for a "total and permanent disability retirement" if a medical examiner satisfactory to the Company certifies that, as a result of mental or physical disability, he is prevented from engaging in any occupation or employment for wage or profit, and that such disability is likely to be permanent. Such disability may be occupational or non-occupational in cause, but disability resulting from service in the armed forces of any country may not be the basis of a total and permanent disability retirement hereunder. In the event of a total and permanent disability retirement, the Participant will be entitled to receive

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his Share of the Trust
Fund determined as of the Valuation Date coinciding with or immediately preceding the date distributions are to be made in accordance with Article 8 below. Whether or not a Participant is disabled within the meaning of the this Section will be determined by the Administrator on the basis of a certificate by a medical examiner satisfactory to the Administrator.

        7.5. Death. If a Participant dies while an Employee, or after having retired or otherwise terminated employment with a fully vested benefit but before distribution of that benefit is complete, the Participant's designated Beneficiary will be entitled to receive the Participant's Share of the Trust Fund determined as of the Valuation Date coinciding with or immediately preceding the date of distribution to the Beneficiary under Article 8 below.

        7.6. Qualified Layoff. Each Participant whose employment is terminated by action of the Company or an Affiliated Company because of a qualified layoff will have a fully vested and nonforfeitable interest in, and will be entitled to receive, 100% of his Share of the Trust Fund determined as of the Valuation Date coinciding with or immediately preceding the date distributions are to be made in accordance with Article 8 below. For purposes of the preceding sentence, a "qualified layoff" is a layoff for lack of work (including without limitation a termination because of the closing of a plant or division in which the Participant was employed but specifically excluding individuals terminated otherwise than specifically because of a layoff for lack of work and temporary employees terminated for the reason that temporary work has been completed) if, in the opinion of the Administrator, it is not probable that the Participant will be recalled within one year to employment with the Company or an Affiliated Company.

        7.7. Other termination of employment. If a Participant who has completed at least 5 Years of Service after 1989 ceases to be an Employee for any reason other than death, an early, normal, late or disability retirement, or a qualified layoff, the Participant will have a fully vested and nonforfeitable interest in, and will be entitled to receive, 100% of the Participant's Share of the Trust Fund determined as of the Valuation Date coinciding with or immediately preceding the date distributions are to be made to him in accordance with Article 8 below. Subject to Sections 11.3 and 13.5, if a Participant who has not completed at least 5 Years of Service after 1989 ceases to be an Employee for any reason other than death, an early, normal, or disability retirement, or a qualified layoff, the Participant will not be entitled to a benefit under this Plan with respect to such termination of employment.

        7.8. Election of former vesting schedule. If the Plan is amended at any time after the Effective Date and such amendment directly or indirectly affects the computation of a Participant's rights to the Participant's Share of the Trust Fund, each Participant who has completed three Years of Service (determined under Section 2.38 but without regard to the exclusion for any Year of Service before a Substantial Break) prior to the expiration of the election period described below and whose nonforfeitable percentage at any time after such amendment could be less than the percentage determined without regard to such amendment may elect during the election period to have the nonforfeitable percentage of the Participant's Share of the Trust Fund determined without regard to such amendment. Notwithstanding the foregoing, the provisions of this Section shall not apply with respect to any amendment adopted prior to the first date after the Effective Date as of which amounts are allocated to Participant accounts under Section 6.5. The election period referred to in the first sentence of this Section will begin on the date the amendment of the vesting schedule is adopted and will end on the latest of the following dates:

           (i) the date which is 60 days after the date on which such amendment is adopted;

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       (ii)  the date which is 60 days after the date on which such amendment becomes effective; and

           (iii) the date which is 60 days after the date on which the Participant is issued written notice of such amendment by the Administrator.

An election under this Section 7.8 may be made only by an individual who is a Participant at the time such election is made and, once made, shall be irrevocable.

        7.9. Forfeitures. If, at a time when a Participant has less than a 100% nonforfeitable interest in the Participant's Share of the Trust Fund, the Participant ceases to be an Employee for a reason other than death, a normal, early, late or disability retirement, or a qualified layoff, the Participant will be deemed to have received a complete distribution of the vested portion of his Share of the Trust Fund, and will forfeit that portion of his Share of the Trust Fund in which he is not vested, on the date he ceases to be an Employee. Such forfeitures, after adjustment pursuant to Section 6.3(a), will (to the extent not recredited under this Section to a Participant's account) be reallocated to the accounts of Participants in accordance with Section 6.5. Stock allocated to a Participant's account will be forfeited only after other assets. If interests in more than one class of Stock have been allocated to the Participant's account, the Participant will be treated as forfeiting the same proportion of each such class.

        In the event any portion of a Participant's Share of the Trust Fund is forfeited under this Section but such Participant is reemployed by the Employer prior to incurring a Substantial Break, then the number of shares so forfeited (adjusted for stock splits, stock dividends and similar capital changes, but without adjustment for cash dividends or other cash distributions or earnings with respect to the shares) shall be recredited to the Participant's Share of the Trust Fund. The Participant's vested interest in the amount so recredited will thereafter be determined under the terms of the Plan as if no forfeiture had occurred.

        Amounts (if any) required to be recredited to a Participant's account pursuant to the preceding paragraph shall be taken first from amounts forfeited by other Participants with respect to the Plan Year in which the Participant again becomes an Employee which have not yet been allocated in accordance with
Section 6.5; second, from any Stock released under Section 6.1 for such Plan Year, and finally, to the extent such forfeitures and such released Stock are insufficient, from a special Participating Employer contribution.

        7.10. Adjustment. Until distributed, any amounts credited to the account or accounts of a Participant who has ceased to be an Employee will continue to be adjusted as of each Valuation Date under Section 6.3 to reflect the current value of the assets of the Trust Fund.

        7.11. Designation of Beneficiary. If a Participant was married at the time of the Participant's death, the Participant shall be deemed to have named the Participant's surviving spouse as Beneficiary unless

           (a) the Participant designated as Beneficiary a person other than the Participant's surviving spouse, such designation to be made in writing at such time and in such manner as the Administrator shall approve or prescribe; and

           (b)  either

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             (i)  the Participant's surviving spouse consents in writing to the designation described in subsection (a) above, either with specific reference to the designated Beneficiary or by permitting designations by the Participant without further spousal consent, and such consent acknowledges the effect of such designation (with acknowledgment, where applicable, of the specific non-spouse beneficiary, including any class of beneficiaries or contingent beneficiaries), and is witnessed by a notary public, or

             (ii) it is established to the satisfaction of the Administrator that the consent required under subsection (a) above may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may prescribe; and

           (c) the non-spouse Beneficiary designated in accordance with the provisions of this Section survives the Participant.

Any consent by a spouse under subsection (b)(i) above shall be irrevocable. Any consent by a spouse under subsection (b)(i) above, or a determination by the Administrator with respect to such spouse under subsection (b)(ii) above, shall be effective only with respect to such spouse.

        A Participant who is not married may designate a non-spouse as Beneficiary provided such designation is made in writing at such time and in such manner as the Administrator shall approve or prescribe. A Participant who has designated a non-spouse as Beneficiary in accordance with the provisions of this Section may change such designation at any time by giving written notice to the Administrator, subject to the spousal-consent provisions of subsection
(a) above (if the Participant is married at the time of such change in designation) and to such other conditions and requirements, if any, as the Administrator may prescribe. If a Participant dies without a surviving Beneficiary, the benefits payable in the event of the Participant's death shall be paid to his surviving spouse, if any, or if none, to the Participant's issue per stirpes. If there is neither surviving spouse nor issue, then the benefits shall be paid to the Participant's estate.


Article 8.      Distribution of Benefits.

        8.1. Form of distribution; in general. A distribution from the Trust will be made in one of the following forms, as the Participant or Beneficiary elects in writing:

           (a) A lump sum payment of cash equal to the fair market value of the Stock and other assets allocated to the Participant's account; or

           (b) Annual cash installments over a period selected by the Participant (or Beneficiary), each such installment to be determined by dividing the fair market value of the Stock and other assets allocated to the Participant's account (determined as of the date of distribution) by the number of installments remaining to be paid; or

           (c) Installment payments made in such amounts, and payable in such periodic installments, as are necessary to satisfy that portion of the premium requirements for retiree health coverage elected by the Participant and offered by the Company under its retiree health program as from time to time in effect (the "Health Plan") which is not required to be satisfied out of other funds available to the Participant. The form of payment of such installments (cash or shares of Stock) shall be as required or permitted under the terms of the Health Plan.

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For purposes of (a), (b) and (c) above, the amount distributed with respect to allocated Stock or other assets which are required to be liquidated in order to generate cash for the distribution shall be the amount so generated. In the case of an installment payment under (b) or (c) above, if Stock and other assets are allocated to the Participant's account, the Administrator shall direct the Trustee as to which assets shall be sold or otherwise disposed of to generate cash for the installment.

        Any Participant who elects to receive his benefit in a single lump sum payment may specify in writing that in lieu of cash, such benefit be distributed in whole shares of common stock of the Company, with the value of any fractional share distributed in cash. The number of shares of common stock distributable under the preceding sentence shall be the number of such shares, if any, then credited to the Participant's account, plus that number of shares of common stock which is obtained by converting, whether directly or by liquidation and reinvestment, all other assets allocated to the Participant's account (including other Stock allocated to such account).

        A Participant or surviving spouse may elect to have all or any portion (of at least $500) of a benefit payment transferred as a direct rollover to the trustee or custodian of an "eligible retirement plan" (within the meaning of Section 401(a)(31)(D) of the Code) selected by the Participant or spouse; provided that such an election may not be made with respect to (i) that portion of a benefit payment which is a required minimum distribution pursuant to
Section 8.4(b)(ii) and (c) below and Section 401(a)(9) of the Code, (ii) any payment which is one of a series of substantially equal periodic payments (not less frequently than annually) made over the life expectancy of the Participant (or spouse), the joint life expectancies of the Participant and his designated Beneficiary or a specified period of 10 years or more, or (iii) any payment (or portion thereof) which otherwise does not qualify as an "eligible rollover distribution" under Section 402(c) of the Code and the Treasury Regulations thereunder. The election by a Participant or surviving spouse to make or not to make a direct rollover with respect to one payment of a series of periodic payments also shall apply to all subsequent payments in the series unless the Participant or spouse changes the previous election within a reasonable time prior to the next scheduled payment in the series.

        8.2. Form of distribution; special rules. The following special rules shall apply to elections as to form of benefit made under Section 8.1 above:

           (a) The election shall be made in writing on a form satisfactory to the Administrator.

           (b) The benefit option described in paragraph (b) of Section 8.1 shall be available only in the case of (i) a Participant retiring under Section 7.1, 7.2, or 7.3, or suffering a disability retirement under Section 7.4, or
(ii) a surviving spouse Beneficiary of a Participant whose employment terminates, by reason of death, at a time when the Participant would have been eligible to retire under Section 7.1, 7.2, 7.3 or 7.4. In no event shall such option be available if the value of the Participant's Share of the Trust Fund is $3,500 or less. If a Participant who has elected installment payments under paragraph (b) of Section 8.1 dies prior to the complete distribution of his Share of the Trust Fund, payments shall continue to his Beneficiary in the same manner as they were being paid to the Participant or in such other manner (from among the forms of payment permitted under paragraphs (a) and (b) of Section 8.1) as the Beneficiary shall designate. If the value of the account remaining to be distributed at the Participant's death is $3,500 or less, the only alternative benefit form the Beneficiary may designate is a lump sum payment (in cash or shares of Stock).

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           (c)  The benefit option described in paragraph (c) of Section 8.1 shall be available to any Participant other than (i) a Participant who retires on or before January 1, 1992, or (ii) a Participant who is not eligible for the retiree health coverage offered by the Company, as determined under the terms and provisions of the Health Plan. The benefit option described in paragraph
(c) of Section 8.1 shall not be available to the extent any modification, curtailment or termination of the Health Plan makes the application of funds as herein described inconsistent with such program or otherwise impracticable or irrelevant. Except as otherwise specified by the Administrator, and subject to the timely receipt by the Administrator of a written acknowledgment in accordance with Treasury Regulations section 1.401(a)-13(e)(1)(ii) from the insurer (or from the Company, if the Health Plan is self-insured), amounts distributed under paragraph (c) of Section 8.1 shall be paid directly to the insurer (or to the Company, if the Health Plan is self-insured). Any Participant who elects the distribution option described in that paragraph shall also, together with such election, execute and provide to the Administrator all forms necessary to make possible the direct payments described in the preceding sentence. If any Participant who has elected such option subsequently revokes the authorization of direct payments as hereinabove described, he shall be treated as having revoked the optional form, and the remainder of his Share of the Trust Fund shall be distributed under paragraphs
(a) or (b), as he directs. If any Participant who has elected the option described in paragraph (c) of Section 8.1 dies, the residue of his Share of the Trust Fund, if any, shall be distributed to his designated Beneficiary; provided, that to the extent consistent with the Participant's Beneficiary designation and the Health Plan, and if so elected by the Participant's surviving spouse or other person eligible for coverage, such residue shall instead first be applied to provide coverage under the Health Plan for such surviving spouse and eligible dependents.

           (d) Except as provided under paragraphs (b) and (c) immediately above, if a Participant's employment is terminated by reason of death, his benefit shall be payable to his Beneficiary in a lump sum payment of cash or shares of Stock, as the Beneficiary shall specify.

        8.3. Notice to Trustee. The Administrator will notify the Trustee whenever any Participant is entitled to a distribution under the Plan. In giving such notice, the Administrator will indicate the name of the Participant's Beneficiary, if appropriate. Upon receipt of a written notice from the Administrator certifying that an amount is payable to a Participant or Beneficiary, the Trustee will, as soon as reasonably practicable, distribute such amount in accordance with the instructions of the Administrator.

        8.4.    Timing of distributions; minimum distribution requirements.

           (a) Distributions on account of normal, late, early or disability retirement, death, or other termination of employment will be made on or as soon as reasonably practicable after the event giving rise to such distribution; provided, that if the vested portion of the Participant's Share of the Trust Fund exceeds $3,500 or if the Participant is eligible to elect the form of distribution described in Section 8.1(c) above, distribution shall be deferred until the earliest of (i) the Participant's death, or (ii) the date specified in paragraph (b)(ii) below, or (iii) such earlier Valuation Date as the Participant may specify in writing. Distribution of a Participant's benefit under clause (iii) above may be made within 30 days of the Participant's election, provided that such Participant has been notified of his right to defer the distribution for a period of at least 30 days thereafter in order to consider whether or not to elect a distribution and the particular distribution option, and after receiving such notice affirmatively

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elects such
distribution. Distributions will not be made to a terminated Employee after he has returned to the employ of the Employer except as may otherwise be provided in the Plan.

           (b) Notwithstanding subsection (a) above, distribution to a Participant shall be made not later than the earlier of the dates described in
(i) and (ii) below, where

             (i) is the 60th day after the close of the Plan Year in which occurs the latest of (1) the date on which the Participant attains age 65, (2) the tenth anniversary of the date on which the Participant commenced participation in the Plan, and (3) the date on which the Participant ceases to be an Employee, and

             (ii) is April 1 of the calendar year first following the calendar year in which the Employee attains age 70 1/2 (the "required beginning date").

           The Participant may consent to an extension of the deadline described in (i) above, but no such consent shall affect the Participant's required beginning date under (ii) above.

           (c) Notwithstanding any other provision of Sections 8.1 or 8.2 above, all benefits payable under the Plan shall be subject to the following minimum distribution rules:

             (i) In the case of a benefit paid to a Participant in installments, the form of benefit payment must provide for payment over a period not to exceed the life expectancy of the Participant or the life expectancy of the Participant and his designated Beneficiary.

             (ii) In the event a Participant dies prior to his "required beginning date" (as that term is defined in paragraph (b)(ii) above), the amount of the Participant's benefit remaining to be paid, if any, must be paid
(A) in full to the Participant's Beneficiary within five (5) years of the Participant's death, or (B) commencing not later than one (1) year following the Participant's death (or such later date as may be prescribed by the Secretary of the Treasury or his delegate), over a period not to exceed the life expectancy of the Participant's designated Beneficiary. Notwithstanding the foregoing, if the Participant's designated Beneficiary is his surviving spouse, commencement of benefits under clause (B) above may be deferred until the date the Participant would have attained age 70 1/2; but if the surviving spouse dies before distribution of survivor benefits begins, such spouse shall be treated as the Participant for purposes of applying these rules.

             (iii) In the event a Participant dies on or after his "required beginning date" (as defined in paragraph (b)(ii) above), the amount of the Participant's benefit remaining to be paid, if any, shall be paid to the Participant's designated Beneficiary at least as rapidly as under the method of distribution in effect with respect to the Participant.

             (iv) The amount of any installment shall be not less than the minimum amount required to be distributed under the "incidental death benefit" rules of Section 401(a)(9) of the Code and the Treasury Regulations thereunder.

             (v) The provisions of this paragraph (c) shall be construed and applied consistent with the provisions of Section 401(a)(9) of the Code and the Treasury Regulations thereunder.

        8.5. Put option. Any Stock which is distributed pursuant to the provisions of Section 8.1 and, at the time of such distribution, is either not publicly traded or is subject to a trading

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limitation within the meaning of the
regulations under Section 4975 of the Code, shall be accompanied by an option in the Participant or Beneficiary, his donees (if any), and any person to whom Stock distributed to the Participant or Beneficiary passes by reason of the Participant's or Beneficiary's death, to put such Stock to the Company at its fair market value. Such an option shall be exercised by the holder thereof notifying the Company in writing that the option is being exercised, and such option shall be exercisable for a period of fifteen (15) months beginning on the date the Stock is distributed. At the option of the Company, payment for Stock put to the Company pursuant to an option described in this Section may be deferred if adequate security and a reasonable interest rate are provided for any credit extended and if the cumulative payments at any time are no less than the aggregate of reasonable periodic payments as of such time. Periodic payments are reasonable if annual installments, beginning with 30 days after the date the put option is exercised, are substantially equal. The payment period may not end more than five (5) years after the date the put option is exercised. An option described in this Section may provide that the Plan may assume the rights and obligations of the Company at the time the option is exercised. The option described in this Section shall continue to exist regardless of whether the Plan remains an employee stock ownership plan within the meaning of Section 4975 of the Code and regardless of whether the ESOP Loan the proceeds of which were used to acquire the Stock remains outstanding.

        8.6. Right of first refusal. Stock distributed pursuant to the provisions of Section 8.1 shall be subject to the right of the Plan, and then of the Company, to purchase such Stock at fair market value prior to its sale to any other prospective purchaser, but only if the Stock is not publicly traded at the time such right may be exercised. The right in the Plan, and then the Company, to purchase such Stock shall expire fourteen (14) days after the holder of such Stock gives written notice to the Plan, and then to the Company, that an offer by a third party to purchase the security has been received.

        8.7. No withdrawals. Distributions shall be made only in the time, manner, and form provided in the Plan and a Participant or Beneficiary shall have no other right to a distribution or withdrawal of his Share of the Trust Fund.

Article 9.  Administration.

        9.1. Administrator. The Plan will be administered by the Company acting through a committee (the "Committee") consisting of at least three individuals, but not more than seven, appointed from time to time by the Board of Directors to serve at its pleasure. Participants may be appointed to serve as Committee members at the discretion of the Board of Directors. No person serving on the Committee will receive any additional compensation for such services.

        The Committee may act at a meeting or in writing without a meeting.
The Committee shall appoint a Secretary, who may be but need not be a Committee member. The Secretary shall keep a record of all meetings and forward all communications as he deems appropriate to the Company or the Trustee. The Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs. If a meeting is called, three members shall constitute a quorum for the transaction of business. The action of a majority of the members of the Committee expressed in writing without a meeting and the action of a majority of the members present at a meeting duly held shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office. If at any time a majority of the individuals serving on such committee and eligible to vote are unable to agree, any action

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required of the committee will be taken
by the Board of Directors and its decision will be final. An individual serving on the Committee who is a Participant will not vote or act on any matter relating solely to himself.

        9.2. Powers of Administrator. The Administrator will have full power to administer the Plan in all of its details, subject, however, to the requirements of ERISA. For this purpose the Administrator's power will include, but will not be limited to, the following authority:

           (a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

           (b) to interpret the Plan, its interpretation thereof in good faith to be final and conclusive on any Employee, former Employee, Participant, former Participant or Beneficiary;

           (c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, to compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

           (d) to maintain the individual accounts of Participants, former Participants, and Beneficiaries;

           (e)  to authorize the payment of benefits;

           (f)  to give directions to the Trustee in accordance with the Plan;

           (g) to keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code and applicable regulations, or under state or local law and regulations;

           (h) to appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan; and

           (i) by written instrument, to allocate and delegate its fiduciary responsibilities in accordance with Section 405 of ERISA.

        9.3.    Claims and review procedures.

           (a) Claims procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (i) specific reasons for denial, (ii) specific reference to pertinent plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such

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period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

           (b) Review procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may (i) file a written request with the Administrator for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

        9.4. Examination of records. The Administrator will make available to each Participant such of its records as pertain to such Participant for examination at reasonable times during normal business hours.

        9.5. Nondiscriminatory exercise of authority. Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise his authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

        9.6. Reliance on tables, etc. In administering the Plan, the Administrator will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any accountant, trustee, counsel or other expert who is employed or engaged by the Administrator.

        9.7. Withholding of tax. Unless the Administrator otherwise directs the Trustee pursuant to the second sentence of this Section, the Administrator will be responsible for withholding any and all amounts required by the Code and applicable regulations to be withheld upon distributions from the Plan.
The Administrator may elect to transfer this responsibility to the Trustee by directing the Trustee, in a separate written agreement with the Trustee and in the manner prescribed by applicable law and regulations, to withhold the aforesaid amounts.

        9.8. Named Fiduciary. The Administrator will be a "named fiduciary" for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan, and will be responsible for complying with all of the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.

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        9.9.    Indemnification of Administrator.  The Company agrees to
indemnify and to defend to the fullest extent permitted by law any Employee or former Employee who serves or has served as the Administrator or as a member of a committee designated as Administrator against all liabilities, damages, costs and expenses (including attorney's fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

        9.10. Costs of Administration. Unless paid by a Participating Employer, all reasonable costs and expenses incurred by the Administrator and the Trustee in administering the Plan and Trust will be paid from the Trust Fund and will, unless allocable to the accounts of particular Participants or the Leveraged Stock suspense account, be charged against the accounts of all Participants and the Leveraged Stock suspense account, in such reasonable manner as the Administrator may determine.


Article 10.     Concerning the Trust and the Trustee.

       10.1. Trust Fund. The Company shall appoint one or more individuals or corporations to act as Trustee under the Plan, and may enter into a trust agreement with the Trustee and make such amendments to such trust agreement, or enter into such further agreements as the Company may deem necessary or desirable to carry out the Plan.

        10.2. Tender or exchange offers. The provisions of this Section shall apply in the event a tender offer which includes Stock held in the Trust is commenced by a person or persons. For purposes of this Section, "tender offer" shall mean a tender or exchange offer for Stock or other bona fide offer to purchase or acquire Stock, including but not limited to a tender offer or exchange offer within the meaning of the Securities Exchange Act of 1934, as from time to time amended and in effect, but not including a sale of Stock necessary to make distributions under the Plan or for other incidental purposes of the Plan or any offer by the Trustee to purchase Stock pursuant to the terms of the Plan.

        In the event a tender offer for Stock held in the Trust is commenced, the Administrator, promptly after receiving notice of the commencement of any such tender offer, shall transfer certain of the Administrator's record keeping functions under the Plan to an independent record keeper (which if the Trustee consents in writing, may be the Trustee). The functions so transferred shall be those necessary to preserve the confidentiality of any directions given by the Participants and Beneficiaries in connection with the tender offer. The Trustee shall have no discretion or authority to sell, exchange or transfer any of such shares of Stock pursuant to such tender offer except to the extent, and only to the extent, that the Trustee is timely directed to do so in writing by each Participant or Beneficiary who has Stock allocated to his account, as a named fiduciary within the meaning of Section 403(a)(1) of ERISA, with respect to the Stock held by the Trustee subject to such tender offer which (1) is allocated to the account of the Participant or Beneficiary and (2) is the portion of such Stock not allocated to the account of any Participant or Beneficiary equal to the total amount of unallocated Stock multiplied by a fraction the numerator of which is the amount of Stock allocated to the Participant's or Beneficiary's account under the Plan and the denominator of which is the total amount of Stock allocated to the accounts of all Participants and Beneficiaries under the Plan. The independent record keeper shall solicit confidentially from each Participant and Beneficiary the directions described in this Section as to whether shares of Stock are to be tendered. The independent record keeper, if different from the Trustee, shall instruct the Trustee as to the amount of Stock to be tendered, in accordance with the above directions.

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        Following any tender offer that has resulted in the sale or exchange of any shares of Stock held in the Trust, the record keeper shall continue to maintain on a confidential basis the accounts of Participants and Beneficiaries to whose accounts shares of Stock were allocated at any time during such offer, until complete distribution of such accounts or such earlier time as the record keeper determines that the transfer of the record keeping functions back to the Administrator will not violate the confidentiality of the directions given by the Participants and Beneficiaries. In the event that there is no sale or exchange of any shares of Stock held in the Trust pursuant to the tender offer, the record keeper shall transfer back to the Administrator the record keeping functions, provided, however the record keeper shall keep confidential any instructions which it may receive from Participants and Beneficiaries relating to the tender offer.

        For purposes of allocating the proceeds of any sale or exchange pursuant to a tender offer, the Administrator or the independent record keeper, as the case may be, shall determine the portion, expressed as a percentage, of shares of Stock tendered by the Trustee that were actually sold or exchanged (the "applicable percentage"). The Administrator or the independent record keeper, as the case may be, shall then treat as having been sold or exchanged from each of the individual accounts of Participants and Beneficiaries that number of shares of Stock (if any) which is obtained by multiplying (i) the applicable percentage times (ii) the total number of shares of Stock in such account that were directed to be tendered or exchanged. Any proceeds remaining after application of the preceding sentences shall be treated as proceeds from the sale or exchange of unallocated shares of Stock. The adjustments to individual accounts pursuant to the provisions of the Plan shall be made by the Administrator or the independent record keeper, as the case may be, on information supplied by the Company, the Administrator or the Trustee.

        In the event a court of competent jurisdiction issues an order to the Plan, the Company or the Trustee which constitutes a final judgment in that all opportunities for appeal have expired or no further appeals may be taken, and which, in the opinion of counsel to the Company or the Trustee, invalidates under ERISA, in all circumstances or in any particular circumstances, any provision or provisions of this Section regarding the determination to be made as to whether or not Stock held by the Trustee shall be tendered pursuant to a tender offer, then upon such order becoming final, such invalid provisions of this Section shall be given no further force or effect. In such circumstances the Trustee shall have no discretion to tender or not to tender Stock held in the Trust pursuant to a tender offer unless required under such order, but shall follow instructions received from Participants, to the extent such instructions have not been invalidated by such order. To the extent required by such order to exercise fiduciary responsibility with respect to a tender offer, the Trustee first shall take into account instructions timely received from Participants, as such instructions are most indicative of what action is in the best interests of Participants, and next shall take into consideration any other relevant factors.

        10.3. Voting of Stock. Each Participant or Beneficiary who has been allocated shares of Stock entitled to vote on any matter presented for a vote by the stockholders and who timely provides instructions to the Trustee, shall, as a named fiduciary within the meaning of Section 403(a)(1) of ERISA, direct the Trustee with respect to (1) the vote of such shares of Stock which are allocated to the account of the Participant or Beneficiary and (2) the number of votes equal to the total number of votes attributable to such Stock not allocated to the account of any Participant or Beneficiary or with respect to which no instructions were timely received by the Trustee (whether or not allocated to the account of any Participant or Beneficiary) multiplied by a fraction, the numerator of which is the number of votes attributable to such shares of Stock allocated to the Participant's or Beneficiary's account and the denominator of which is the total number of votes attributable to such shares of Stock allocated to the accounts of all such Participants and

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Beneficiaries
who have provided timely instructions to the Trustee under this Section. Such directions will be held in confidence and will not be divulged or released to any person including any officer or Employee of the Employer.

        In the event a court of competent jurisdiction issues an order to the Plan, the Company or the Trustee which constitutes a final judgment in that all opportunities for appeal have expired or no further appeals may be taken, and which, in the opinion of counsel to the Company or the Trustee, invalidates under ERISA, in all circumstances or in any particular circumstances, any provision or provisions of this Section regarding the manner in which Stock held in the Trust shall be voted, then upon such order becoming final, such invalid provisions of this Section shall be given no further force or effect. In such circumstances the Trustee shall nevertheless have no discretion to vote Stock held in the Trust unless required under such order but shall follow instructions received from Participants, to the extent such instructions have not been invalidated by such order. To the extent required by such order to exercise fiduciary responsibility with respect to voting, the Trustee first shall take into account instructions timely received from Participants, as such instructions are most indicative of what is in the best interests of Participants, and next shall take into consideration any other relevant factors.


Article 11.     Top Heavy Provisions.

        11.1.   Definitions.  For purposes of this Article,

           (a) "key employee" means any Employee or Beneficiary who is a "key employee" within the meaning of Section 416(i) of the Code and the regulations thereunder. For purposes of determining whether an individual is a key employee, the compensation to be taken into account shall be his Compensation (within the meaning of Section 2.10). Any Employee (or the beneficiary of any Employee) who is not a key employee as defined above shall be treated as a non-key employee.

           (b) "top heavy plan year" means a Plan Year commencing on or after January 1, 1984 if the sum of the present value of the total accrued benefits of all key employees under each defined benefit plan (as of the applicable determination date of each such plan) which is aggregated with this Plan and the sum of the account balances of all key employees under the Plan and under each other defined contribution plan (as of the applicable determination date of each such plan) which is aggregated with this Plan exceeds sixty percent of the sum of such amounts for all Employees or former Employees (other than former key employees but including beneficiaries of deceased former Employees) under such plans.

           The following rules shall apply for purposes of the foregoing determination:

             (i) All determinations hereunder will be computed in accordance with Section 416 of the Code and the regulations thereunder, which are specifically incorporated herein by reference.

             (ii) The term "determination date" means, with respect to the initial plan year of a plan, the last day of such plan year and, with respect to any other plan year of a plan, the last day of the preceding plan year of such plan. The term "applicable determination date" means, with respect to the Plan, the determination date for the Plan Year of reference and,

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with respect
to any other plan, the determination date for any plan year of such plan which falls within the same calendar year as the applicable determination date of the Plan.

             (iii)  There will be aggregated with this Plan

                (1) any other plan of an Employer under which at least one key employee participates and which is able to satisfy the requirements of Sections 401(a)(4) and 410 of the Code by reason, at least in part, of the existence of this Plan, or

                (2) if at least one key employee is a Participant hereunder, any other plan of an Employer in which a key employee participates or which enables a plan maintained by an Employer in which a key employee participates (including, but not limited to, the Plan) to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

Any plan of an Employer not required to be aggregated with the Plan under the preceding sentence may nevertheless, at the discretion of the Administrator, be aggregated with the Plan if the benefits and coverage of all aggregated plans would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

        11.2. Special contribution for top heavy plan years. Notwithstanding anything in the Plan to the contrary, if for any top heavy plan year the value of the allocation under Section 6.5 to the account of any individual who is a Participant on the last day of such year and who is not a key employee for such year is less than three percent of such Participant's Compensation for such year, the Participant's Participating Employer shall contribute to the Trust, for such Participant's benefit, an additional amount sufficient to cause the sum of all contributions made for the benefit of such Participant for such year
to equal three percent of such Participant's Compensation.   Notwithstanding
the foregoing, if for such top heavy plan year the allocation to the account of each key employee, expressed as a percentage of Compensation, is less than three percent, the minimum contribution required under this Section for the benefit of each Participant who is not a key employee will be limited to an amount which, when added to the allocation to the account of such Participant, constitutes a percentage of such Participant's Compensation not less than the highest percentage obtained by dividing, for each key employee, the allocation to the account of such key employee by such key employee's Compensation. In applying the preceding sentence, there shall be aggregated with allocations under the Plan all allocations, if any, made to the Participant's account under all qualified defined contribution plans required to be aggregated with the Plan pursuant to Section 11.1(b)(iii)(1) or (2), subject to the special rule of
Section 416(c)(2)(B)(ii)(II) of the Code and subject also to the limitation expressed in Section 401(k)(4)(A) of the Code.

        Any additional contribution made for the benefit of any Participant under this Section shall be credited to such Participant's account as soon as practicable after the close of the Plan Year for which the contribution is made.

        Notwithstanding the foregoing provisions of this Section, no contribution hereunder shall be required for the benefit of any Participant to the extent such contribution would result in the duplication of minimum benefits or contributions, within the meaning of Section 416(f) of the Code and regulations prescribed thereunder, with respect to such Participant.

        11.3. Special top-heavy vesting. Notwithstanding any other provision of the Plan, each individual who is a Participant at any time during a Plan Year that is a top heavy plan year will

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have a fully vested and nonforfeitable
interest in not less a percentage of his Share of the Trust Fund than as set forth in the following schedule, based on his completed whole Years of Service:

                Years of Service                        Applicable
                    After 1989                     Nonforfeitable Percentage

                Less than 2                                   0
                2 but less than 3                           20
                3 but less than 4                           40
                4 but less than 5                           60
                5 or more                                 100

        11.4. Adjustment to limitation on Annual Additions. For any Limitation Year which is a top heavy plan year, the adjustment described in
Section 416(h) of the Code shall apply for purposes of determining a Participant's "defined contribution plan fraction" and "defined benefit plan fraction" under Section 6.6 unless:

           (a) the Plan and each plan with which the Plan is required to be aggregated pursuant to Section 11.1(b)(iii)(1) or (2) satisfies the requirements of Section 416(h)(2)(A) of the Code; and

           (b) the Plan Year would not be a top heavy plan year if "ninety percent" were substituted for "sixty Percent" in the first paragraph of Section 11.1(b).


Article 12.  Amendment and Termination.

        12.1. Amendment. The Company reserves the power at any time or times, by action of the Board of Directors, to amend the provisions of the Plan and Trust to any extent and in any manner that it may deem advisable by signing a written instrument providing for such amendment. Upon the signing of such instrument, such instrument will become effective in accordance with its terms as to all Participants and all persons having or claiming any interest hereunder; provided, however, that the Company will not have the power:

           (a) to amend the Plan or Trust in such manner as would cause or permit any part of the assets of the Trust to be diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries, unless such amendment is required or permitted by law, governmental regulation or ruling;

           (b) to amend the Plan or Trust retroactively in such a manner as would deprive any Participant of any benefit to which he was entitled under the Plan by reason of contributions made by a Participating Employer prior to the amendment, unless such amendment is permitted by, or necessary to conform the Trust or Plan to, any law, governmental regulation or ruling, or to permit the Trust and the Plan to meet the requirements of Sections 401(a) and 501(a) of the Code;

           (c) to amend the Plan or Trust in such manner as would increase, in the judgment of the Trustee, the duties or liabilities of the Trustee or affect the Trustee's fee for services, unless the Trustee consents thereto in writing; or

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           (d)  after a Change of Control, to amend any provision of the Plan or Trust which becomes operative upon a Change of Control.

        12.2. Termination. The Company has established, and each Participating Employer has adopted, the Plan and the Trust with the bona fide intention and expectation that contributions will be continued indefinitely, but the Company and each Participating Employer will have no obligation or liability whatsoever to maintain or continue participation in the Plan for any given length of time and may discontinue contributions under the Plan or, in the case of the Company, terminate the Plan at any time by written notice delivered to the Trustee without any liability whatsoever for any such discontinuance or termination.

        12.3. Distributions upon termination of the Plan. Upon termination or partial termination of the Plan for any reason or complete discontinuance of contributions thereunder, each affected Participant (including a terminated Participant in respect of amounts not previously forfeited) will have a fully vested and nonforfeitable interest in 100% of his Share of the Trust Fund. In the event of the termination of the Plan or the complete discontinuance of contributions thereunder, the Trustee will make distributions to the Participants or other persons entitled to distributions in accordance with the instructions of the Administrator. Such distributions may be made in such manner as the Administrator directs pursuant to Article 8. Upon the completion of such distribution, the Trust will terminate, the Trustee will be relieved from all liability under the Trust, and no Participant or other person will have any claims thereunder, except as required by applicable law.

        12.4. Merger or consolidation of Plan; transfer of Plan assets. In case of any merger or consolidation of the Plan with, or transfer of assets and liabilities of the Plan to, any other plan, provision must be made so that each Participant would, if the Plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.


Article 13.     Miscellaneous.

        13.1. Limitation of rights. Neither the establishment of the Plan and the Trust nor any amendment thereof nor the creation of any fund or account nor the payment of any benefits will be construed as giving to any Participant or other person any legal or equitable right against any Participating Employer, the Administrator or any Trustee, except as provided herein, and in no event will the terms of employment or service of any Participant be modified or in any way be affected hereby. It is a condition of the Plan, and each Participant expressly agrees by his participation herein, that each Participant will look solely to the assets held in the Trust for the payment of any benefit to which he is entitled under the Plan.

        13.2. Nonalienability of benefits. The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected will not be recognized except to such extent as may be required by law.

        The provisions of the preceding paragraph shall apply in general to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order (within the meaning of Section 414(p)(1)(B) of the Code). Notwithstanding the

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foregoing,
if such order is a Qualified Domestic Relations Order, the provisions of the preceding paragraph shall not apply.

        13.3. Payment under Qualified Domestic Relations Orders. Notwithstanding any provisions of the Plan to the contrary, if there is entered any Qualified Domestic Relations Order that affects the payment of benefits hereunder, such benefits shall be paid in accordance with the applicable requirements of such Order.

        13.4. Information between Administrator and Trustee. The Administrator will furnish to the Trustee, and the Trustee will furnish to the Administrator, such information relating to the Plan and Trust as may be required under the Code and any regulations issued or forms adopted by the Treasury Department thereunder or under the provisions of ERISA and any regulations issued or forms adopted by the Labor Department thereunder.

        13.5. Additional vesting rules. Notwithstanding any other provision of the Plan, upon a Change of Control, each Participant with fewer than five
(5) Years of Service will have a fully vested and nonforfeitable interest in 100% of his Share of the Trust Fund.

        13.6. Benefits payable to incapacitated individuals, etc. Whenever the Administrator determines that a person entitled to receive any payment of a benefit is under a legal disability or is incapacitated so as to be unable to manage his financial affairs, the Administrator may direct the Trustee to make payments to such person or to such person's legal representative or otherwise to apply such payment for such person's benefit. Any payment of a benefit in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

        13.7. Governing law. The Plan and Trust will be construed, administered and enforced according to the provisions of ERISA and, to the extent not preempted thereby, the laws of the Commonwealth of Massachusetts.


           IN WITNESS WHEREOF, The Gillette Company has caused this Plan to be signed on its behalf by its officer thereunto duly authorized, as of the date first above written.


                                   THE GILLETTE COMPANY


                                   By: /s/ William J. McMorrow
                                       William J. McMorrow
                                       Senior Vice President - Administration

                                   Date:


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                       Appendix A to The Gillette Company
                         Employee Stock Ownership Plan
                            Adopted January 17, 1990


1.      Oral-B Laboratories division of Gillette Canada Inc.

2.      Oral-B Laboratories Manufacturing Corporation of Puerto Rico.

3.      Jafra Cosmetics, Inc.

4.      Gillette de Puerto Rico, Inc.

5.      Braun Inc.

6.      The Gillette Company (USA)

7. Gillette Research Institute and Gillette Medical Evaluation Laboratories divisions of Gillette Capital Corporation

8.      Compania Interamericana Gillette, S.A.



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                              AMENDMENTS TO
               THE GILLETTE COMPANY EMPLOYEE STOCK OWNERSHIP PLAN


             Pursuant to the provisions of Section 12.1 of The Gillette Company

Employee Stock Ownership Plan, as amended and restated January 1, 1994 (the

"Plan"), The Gillette Company hereby amends the Plan in the following respects:


             1. Section 2.10 is amended by deleting the final sentence thereof, and by adding at the end thereof the following paragraph::

"The Compensation taken into account for any Plan Year with respect to each Participant shall not exceed the dollar limitation prescribed for such Plan Year by Section 401(a)(17) of the Code. For Plan Years beginning on or after January 1, 1989 and prior to January 1, 1994, this limitation is $200,000 as adjusted by the Secretary of the Treasury in accordance with Section 415(d) of the Code. For Plan Years beginning on or after January 1, 1994, this limitation is $150,000 as adjusted by the Secretary of the Treasury in accordance with Section 401(a)(17) of the Code. In determining the Compensation of a Participant for purposes of this limitation, the rules of
Section 414(q)(6) of the Code shall apply, except in applying such rules, the term 'family' shall include only the Participant's spouse and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year."

             2. Section 2.32 is amended by adding the following at the end thereof:

"All valuations of Stock which is not readily tradable on an established securities market, with respect to activities carried on by the Plan, shall be performed by an independent appraiser (within the meaning of Section 401(a)(28)(C) of the Code)."

             3.  Section 11.1(a) is amended to read as follows:

        "(a) 'key employee' means any Employee (or the Beneficiary of any Employee) who is a 'key employee' within the meaning of Section 416(i) of the Code and the regulations thereunder. For purposes of determining whether an individual is a key employee, the compensation to be taken into account shall have the meaning prescribed by Section 416(i)(1)(D) of the Code. Any Employee (or the Beneficiary of any Employee) who is not a key employee as defined above, or who formerly was a key employee, shall be treated as a non-key employee."

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          4.  The first paragraph of Section 11.1(b) is amended to read as follows:

        "(b) 'top heavy plan year' means a Plan Year if the sum of the present value of the total accrued benefits of all key employees under each defined benefit plan (as of the applicable determination date of each such plan) which is aggregated with this Plan and the sum of the account balances of all key employees under the Plan and under each other defined contribution plan (as of the applicable determination date of each such plan) which is aggregated with this Plan exceeds sixty percent of the sum of such amounts for all Employees or former Employees (other than former key employees but including beneficiaries of deceased former Employees, and excluding the accrued benefits and account balances of any individual who has not performed any services for the Employer during the five year period ending on the applicable determination date) under such plans."

             5. Section 11.2 is amended (i) by amending the second sentence of the first paragraph thereof to read as follows:

"Notwithstanding the foregoing, if for such top heavy plan year the allocation to the account of each key employee (including amounts contributed pursuant to a salary reduction agreement by such key employee), expressed as a percentage of Compensation, is less than three percent, the minimum contribution required under this Section for the benefit of each Participant who is not a key employee will be limited to an amount which, when added to the allocation to the account of such Participant, constitutes a percentage of such Participant's Compensation not less than the highest percentage obtained by dividing, for each key employee, the allocation to the account of such key employee by such key employee's Compensation.", and (ii) by adding at the end of the first paragraph thereof the following:

"The Participating Employer's contribution shall be made to the Participant under this Section regardless of (a) the number of the Participant's Hours of Service credited in such Plan Year, (b) the Participant's level of Compensation for such Plan Year and (c) whether the Participant made any elective or employee contributions to any qualified defined contribution plan for such Plan Year."


                                 THE GILLETTE COMPANY



Date:                            By:
                                 Title:

                                 RECEIPT ACKNOWLEDGED
                                 STATE STREET BANK AND TRUST COMPANY


Date:                            By:
                                 Title:





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